Exhibit 99.1

Summit Materials, Inc. Reports Third Quarter 2019 Results

- Operating income increased 21.0% in third quarter 2019
- Organic aggregates volumes increased 11.4%
- Organic aggregates price increased 6.9%
- Narrowed 2019 Adjusted EBITDA guidance to $440 - $460 million

DENVER, CO. - (October 30, 2019) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the third quarter 2019.
For the three months ended September 28, 2019, the Company reported net income attributable to Summit Inc. of $55.8 million, or $0.50 per basic share, compared to net income attributable to Summit Inc. of $71.3 million, or $0.64 per basic share in the comparable prior year period.  Although operating income increased in the third quarter to $130.9 million as compared to $108.2 million in the prior year period, net income declined due to an increase in income tax expense related to proposed US tax reform regulations that would limit interest deductibility. Summit reported adjusted diluted net income of $58.2 million, or $0.50 per adjusted diluted share as compared to adjusted diluted net income of $61.9 million, or $0.54 per adjusted diluted share in the prior year period.
Summit's net revenue increased 6.5% in the third quarter of 2019 relative to the comparable 2018 period. Adjusted EBITDA increased 12.4% to $193.3 million in the third quarter 2019 as compared to $172.0 million in 2018.
Tom Hill, CEO of Summit Materials, commented, "We delivered a double-digit percentage increase in third quarter Adjusted EBITDA with organic price increases and higher volumes in all lines of business on strong demand and improved weather conditions relative to a year ago. We experienced a return to volume growth and full utilization in our cement business as shipping traffic began to normalize on the Mississippi River. Levee repair work in Missouri and market conditions in Kansas drove aggregates volumes higher, and although ready-mix volumes were higher in the quarter, we did lose some sales due to Tropical Storm 'Imelda' in the Houston market."
Third quarter 2019 sales volumes increased 12.6% in aggregates, 3.8% in cement, 1.8% in ready-mix concrete and 2.3% in asphalt relative to the year ago quarter. Third quarter 2019 average selling prices increased 6.9% in aggregates, 3.1% in cement, 2.9% in ready-mix concrete, and 7.2% in asphalt relative to the prior year period. Summit's operating margin expanded to 19.7% in the third quarter 2019 from 17.3% in the third quarter 2018.
Hill added, "Our year-to-date performance includes a seasonally strong third quarter and the resumption of normal operations in our cement business that was impacted by shipping constraints during the first half of the year that has begun to normalize. Despite these challenges, our cement volumes were up 2.9% for the nine months ended September 28, 2019. With the exception of our ready-mix business, where volumes were impacted by rainy conditions in Texas, we experienced solid volume growth in our aggregates and asphalt businesses and price growth in all lines of business, which helped us rebound from setbacks in the first half of the year."
On a year-to-date basis through September 28, 2019, Summit's net revenue increased 4.1% over the comparable 2018 period. Adjusted EBITDA increased 8.8% to $340.4 million for the first nine months of 2019 as compared to $312.9 million for the same period in 2018.
Year-to-date through September 28, 2019 sales volumes increased 12.6% in aggregates, 2.9% in cement, and 2.6% in asphalt, while ready-mix concrete volume declined 3.1% relative to the same period last year. Average selling prices for the first nine months of 2019 increased 7.9% in aggregates, 1.4% in cement, 2.3% in ready-mix concrete, and 6.6% in asphalt relative to the prior year period. Summit's operating margin expanded to 10.1% in the first nine months of 2019 from 9.1% in the same period 2018.
Summit narrowed its 2019 full year Adjusted EBITDA guidance to $440 million to $460 million from $430 to $470 million. Hill continued, "Based on our performance year to date and anticipating normal weather conditions, we believe it makes sense to narrow our guidance range for the year."
The Company narrowed its guidance for 2019 capital expenditures to approximately $160 million to $170 million from $160 million to $175 million. Cash paid for capital equipment decreased to $139.8 million in the first nine months of 2019 from $183.8 million in the same period 2018. The Company reiterated its guidance to reduce its leverage ratio by year-end 2019.

Third Quarter 2019 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 25.5% to $137.5 million in the third quarter 2019, when compared to the prior year period. Aggregates adjusted cash gross profit margin declined slightly to 68.6% in the third quarter 2019 compared to 69.2% in the prior year period on product mix. Organic aggregates sales volumes increased 11.4% in the third quarter 2019, when compared to the prior-year period on higher organic volume growth in both the East and West segments.  Organic average selling prices on aggregates increased 6.9% in the third quarter 2019 when compared to the prior year period due to improvements in prices, particularly in the East segment related to levee repair work in Missouri.

Cement Business: Cement segment net revenues increased 5.3% to $99.0 million in the third quarter 2019, when compared to the prior-year period. Cement adjusted cash gross profit margin decreased to 46.0% in the third quarter, compared to 50.7% in the prior-year period, as the Company incurred increased distribution costs to overcome the lingering effects of shipping delays on the Mississippi River in the first half of the year. Organic sales volume of cement increased 3.8% in the third quarter, when compared to the prior year period. Organic average selling prices on cement increased 3.1% in the third quarter when compared to the prior year period.

Products Business: Net revenues were $324.7 million in the third quarter 2019, compared to $315.3 million in the prior year period, which included the sale of a non-core business. Products adjusted cash gross profit margin increased to 24.4% in the third quarter, versus 22.5% in the prior year period, due in part to increased pricing in Kansas, Texas, and Intermountain geographies. Our organic average sales price for ready-mix concrete increased 2.7%, coupled with a 1.3% increase in organic sales volumes of ready-mix concrete. Our organic average sales price for asphalt increased 7.2% while we had a 2.3% increase in asphalt organic sales volumes, primarily driven by growth in Kansas and Missouri.

Third Quarter 2019 | Results By Reporting Segment

Net revenue increased by 6.5% to $665.8 million in the third quarter 2019, versus $625.0 million in the prior year period. The improvement in net revenue was primarily attributable to organic growth. The Company reported operating income of $130.9 million in the third quarter 2019, compared to $108.2 million in the prior year period. Net income decreased to $58.2 million in the third quarter of 2019, compared to $74.0 million in the prior year period, due to a significant increase in income tax expense. Adjusted EBITDA increased 12.4% to $193.3 million in the third quarter of 2019, compared to $172.0 million in the prior year period.

West Segment: The West Segment reported operating income of $58.5 million in the third quarter 2019, compared to $48.2 million in the prior year period. Adjusted EBITDA increased to $81.9 million in the third quarter 2019, compared to $73.9 million in the prior year period. Improvements in operating income and Adjusted EBITDA are due in part to the realization of higher operational efficiencies under improved weather conditions. Aggregates revenue in the third quarter increased 10.6% over the prior year period from a combination of acquisition performance and organic growth, including a 3.5% increase in organic volumes and a 4.1% increase in organic average sales prices, particularly in Texas. Ready-mix concrete revenue in the third quarter 2019 increased 3.6% over the prior year period, as a 1.0% decrease in organic volumes, was offset by a 3.7% increase in organic average sales prices. Asphalt revenue increased by 11.3% in the third quarter 2019 over the prior year period, as our liquid asphalt terminal which had been damaged in Hurricane Harvey was operating in 2019, but not in the comparable period in 2018.
East Segment: The East Segment reported operating income of $55.5 million in the third quarter 2019, compared to $38.0 million in the prior year period. Adjusted EBITDA increased to $76.8 million in the third quarter 2019, compared to $58.3 million in the prior year period. Aggregates revenue increased 28.5% due to increases resulting from a 18.7% and 8.3% increase in organic volumes and average sales prices, respectively, driven by growth in Missouri and Kansas. Ready-mix concrete revenue increased 8.1% due to an increase in organic volumes. Asphalt revenue increased 20.2% as a result of a 9.3% increase in organic volumes and a 6.2% increase in organic average sales prices.
Cement Segment: The Cement Segment reported operating income of $31.5 million in the third quarter 2019, a decrease from $33.5 million in the prior year period  Adjusted EBITDA decreased to $42.7 million in the third quarter 2019, compared to $44.3 million in the prior year period, due primarily to the lingering effects of shipping constraints on the Mississippi River. Despite these challenges, the segment reported increases of 3.8% and 3.1% in organic sales volumes and organic average selling prices, respectively, during the third quarter 2019 as compared to the prior year period.

Liquidity and Capital Resources

As of September 28, 2019, the Company had cash on hand of $182.6 million and borrowing capacity under its revolving credit facility of $329.8 million. The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement. As of September 28, 2019, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For full-year 2019, the Company estimates its Adjusted EBITDA to be in the range of $440 million to $460 million. For full-year 2019, the Company estimates its capital expenditures to be in the range of $160 million to $170 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Wednesday, October 30, 2019, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s third quarter financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-407-0784
International Live:                  1-201-689-8560
Conference ID:                       57511368

To listen to a replay of the teleconference, which will be available through November 30, 2019:

Domestic Replay:                   1-844-512-2921
International Replay:              1-412-317-6671
Conference ID:                       13695880

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings, and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; and

-	potential labor disputes.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Revenue:
Product	$554,721	$512,822	$1,293,999	$1,229,596
Service	111,126	112,195	230,389	234,572
Net revenue	665,847	625,017	1,524,388	1,464,168
Delivery and subcontract revenue	66,235	69,644	141,224	145,804
Total revenue	732,082	694,661	1,665,612	1,609,972
Cost of revenue (excluding items shown separately below):
Product	338,119	321,586	846,702	814,166
Service	78,625	80,573	167,550	170,626
Net cost of revenue	416,744	402,159	1,014,252	984,792
Delivery and subcontract cost	66,235	69,644	141,224	145,804
Total cost of revenue	482,979	471,803	1,155,476	1,130,596
General and administrative expenses	62,344	59,457	190,915	190,975
Depreciation, depletion, amortization and accretion	55,127	53,974	164,140	150,663
Transaction costs	751	1,260	1,449	3,817
Operating income	130,881	108,167	153,632	133,921
Interest expense	28,917	28,889	88,423	86,616
Loss on debt financings	—	—	14,565	149
Gain on sale of business	—	(12,108)	—	(12,108)
Other income, net	(1,875)	(3,371)	(8,354)	(11,942)
Income from operations before taxes	103,839	94,757	58,998	71,206
Income tax expense	45,602	20,765	34,272	16,249
Net income	58,237	73,992	24,726	54,957
Net income attributable to Summit Holdings (1)	2,480	2,703	1,331	1,888
Net income attributable to Summit Inc.	$55,757	$71,289	$23,395	$53,069
Earnings per share of Class A common stock:
Basic	$0.50	$0.64	$0.21	$0.48
Diluted	$0.48	$0.64	$0.21	$0.47
Weighted average shares of Class A common stock:
Basic	112,179,137	111,641,344	112,020,275	111,288,211
Diluted	115,505,122	111,940,067	112,497,610	112,472,724
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	September 28,	December 29,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$182,589	$128,508
Accounts receivable, net	337,060	214,518
Costs and estimated earnings in excess of billings	49,715	18,602
Inventories	197,015	213,851
Other current assets	12,037	16,061
Total current assets	778,416	591,540
Property, plant and equipment, less accumulated depreciation, depletion and amortization (September 28, 2019 - $923,439 and December 29, 2018 - $794,251)	1,762,307	1,780,132
Goodwill	1,198,496	1,192,028
Intangible assets, less accumulated amortization (September 28, 2019 - $9,666 and December 29, 2018 - $8,247)	24,446	18,460
Deferred tax assets, less valuation allowance (September 28, 2019 - $29,472 and December 29, 2018 - $19,366)	193,632	225,397
Operating lease right-of-use assets	33,045	—
Other assets	51,772	50,084
Total assets	$4,042,114	$3,857,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$6,354
Current portion of acquisition-related liabilities	34,398	34,270
Accounts payable	152,232	107,702
Accrued expenses	118,003	100,491
Current operating lease liabilities	8,609	—
Billings in excess of costs and estimated earnings	12,476	11,840
Total current liabilities	332,072	260,657
Long-term debt	1,853,414	1,807,502
Acquisition-related liabilities	40,662	49,468
Tax receivable agreement liability	310,098	309,674
Noncurrent operating lease liabilities	25,329	—
Other noncurrent liabilities	93,761	88,195
Total liabilities	2,655,336	2,515,496
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 112,275,998 and 111,658,927 shares issued and outstanding as of September 28, 2019 and December 29, 2018, respectively	1,124	1,117
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of September 28, 2019 and December 29, 2018	—	—
Additional paid-in capital	1,212,240	1,194,204
Accumulated earnings	153,134	129,739
Accumulated other comprehensive income	4,938	2,681
Stockholders’ equity	1,371,436	1,327,741
Noncontrolling interest in Summit Holdings	15,342	14,404
Total stockholders’ equity	1,386,778	1,342,145
Total liabilities and stockholders’ equity	$4,042,114	$3,857,641

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Nine months ended
	September 28,	September 29,
	2019	2018
Cash flow from operating activities:
Net income	$24,726	$54,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	166,997	152,829
Share-based compensation expense	15,424	19,833
Net gain on asset disposals	(8,030)	(27,261)
Non-cash loss on debt financings	2,850	—
Change in deferred tax asset, net	32,736	12,577
Other	(1,609)	873
(Increase) decrease in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(121,196)	(90,481)
Inventories	16,296	(26,027)
Costs and estimated earnings in excess of billings	(31,085)	(37,643)
Other current assets	5,635	(6,819)
Other assets	4,992	(1,217)
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	52,423	24,978
Accrued expenses	8,447	(2,197)
Billings in excess of costs and estimated earnings	618	(3,850)
Tax receivable agreement liability	424	1,812
Other liabilities	(5,805)	(1,807)
Net cash provided by operating activities	163,843	70,557
Cash flow from investing activities:
Acquisitions, net of cash acquired	(2,842)	(210,894)
Purchases of property, plant and equipment	(139,762)	(183,752)
Proceeds from the sale of property, plant and equipment	13,035	18,426
Proceeds from sale of business	—	21,564
Other	(207)	2,660
Net cash used for investing activities	(129,776)	(351,996)
Cash flow from financing activities:
Proceeds from debt issuances	300,000	64,500
Debt issuance costs	(6,312)	(550)
Payments on debt	(264,906)	(79,027)
Payments on acquisition-related liabilities	(11,000)	(35,321)
Distributions from partnership	—	(69)
Proceeds from stock option exercises	2,559	15,615
Other	(501)	(1,913)
Net cash provided by (used in) financing activities	19,840	(36,765)
Impact of foreign currency on cash	174	(422)
Net increase (decrease) in cash	54,081	(318,626)
Cash and cash equivalents—beginning of period	128,508	383,556
Cash and cash equivalents—end of period	$182,589	$64,930

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Nine months ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Segment Net Revenue:
West	$331,501	$329,346	$773,036	$791,975
East	235,355	201,699	530,508	458,829
Cement	98,991	93,972	220,844	213,364
Net Revenue	$665,847	$625,017	$1,524,388	$1,464,168

Line of Business - Net Revenue:
Materials
Aggregates	$137,528	$109,621	$354,050	$280,761
Cement (1)	92,482	87,909	202,780	197,439
Products	324,711	315,292	737,169	751,396
Total Materials and Products	554,721	512,822	1,293,999	1,229,596
Services	111,126	112,195	230,389	234,572
Net Revenue	$665,847	$625,017	$1,524,388	$1,464,168

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$43,156	$33,793	$142,698	$109,747
Cement	46,960	40,294	117,423	104,441
Products	245,396	244,410	579,286	593,862
Total Materials and Products	335,512	318,497	839,407	808,050
Services	81,232	83,662	174,845	176,742
Net Cost of Revenue	$416,744	$402,159	$1,014,252	$984,792

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$94,372	$75,828	$211,352	$171,014
Cement (3)	45,522	47,615	85,357	92,998
Products	79,315	70,882	157,883	157,534
Total Materials and Products	219,209	194,325	454,592	421,546
Services	29,894	28,533	55,544	57,830
Adjusted Cash Gross Profit	$249,103	$222,858	$510,136	$479,376

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	68.6%	69.2%	59.7%	60.9%
Cement (3)	46.0%	50.7%	38.7%	43.6%
Products	24.4%	22.5%	21.4%	21.0%
Services	26.9%	25.4%	24.1%	24.7%
Total Adjusted Cash Gross Profit Margin	37.4%	35.7%	33.5%	32.7%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Nine months ended
Total Volume	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Aggregates (tons)	15,895	14,116	40,630	36,081
Cement (tons)	826	796	1,821	1,770
Ready-mix concrete (cubic yards)	1,546	1,519	4,035	4,164
Asphalt (tons)	2,263	2,212	4,280	4,173

	Three months ended		Nine months ended
Pricing	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Aggregates (per ton)	$11.13	$10.41	$11.01	$10.20
Cement (per ton)	115.54	112.03	114.95	113.37
Ready-mix concrete (per cubic yards)	111.94	108.75	110.22	107.69
Asphalt (per ton)	60.40	56.34	59.00	55.35

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	12.6%	6.9%	12.6%	7.9%
Cement (per ton)	3.8%	3.1%	2.9%	1.4%
Ready-mix concrete (per cubic yards)	1.8%	2.9%	(3.1)%	2.3%
Asphalt (per ton)	2.3%	7.2%	2.6%	6.6%

	Three months ended		Nine months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	11.4%	6.9%	7.7%	7.3%
Cement (per ton)	3.8%	3.1%	2.9%	1.4%
Ready-mix concrete (per cubic yards)	1.3%	2.7%	(3.7)%	2.2%
Asphalt (per ton)	2.3%	7.2%	2.0%	6.8%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended September 28, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	15,895	$11.13	$176,929	$(39,401)	$137,528
Cement	826	115.54	95,487	(3,005)	92,482
Materials			$272,416	$(42,406)	$230,010
Ready-mix concrete	1,546	111.94	173,035	(277)	172,758
Asphalt	2,263	60.40	136,712	(37)	136,675
Other Products			118,228	(102,950)	15,278
Products			$427,975	$(103,264)	$324,711

	Nine months ended September 28, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	40,630	$11.01	$447,159	$(93,109)	$354,050
Cement	1,821	114.95	209,335	(6,555)	202,780
Materials			$656,494	$(99,664)	$556,830
Ready-mix concrete	4,035	110.22	444,702	(444)	444,258
Asphalt	4,280	59.00	252,511	(145)	252,366
Other Products			286,605	(246,060)	40,545
Products			$983,818	$(246,649)	$737,169

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and nine months ended September 28, 2019 and September 29, 2018.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$56,829	$56,640	$34,303	$(89,535)	$58,237
Interest expense (income)	411	182	(2,731)	31,055	28,917
Income tax expense	1,144	26	—	44,432	45,602
Depreciation, depletion and amortization	23,171	19,406	10,957	1,041	54,575
EBITDA	$81,555	$76,254	$42,529	$(13,007)	$187,331
Accretion	136	262	154	—	552
Transaction costs	1	—	—	750	751
Non-cash compensation	—	—	—	4,819	4,819
Other	244	309	—	(689)	(136)
Adjusted EBITDA (1)	$81,936	$76,825	$42,683	$(8,127)	$193,317
Adjusted EBITDA Margin (1)	24.7%	32.6%	43.1%		29.0%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended September 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$61,021	$37,351	$35,326	$(59,706)	$73,992
Interest expense (income)	1,380	844	(1,709)	28,374	28,889
Income tax expense	567	275	—	19,923	20,765
Depreciation, depletion and amortization	23,144	19,154	10,622	574	53,494
EBITDA	$86,112	$57,624	$44,239	$(10,835)	$177,140
Accretion	145	275	60	—	480
Gain on sale of business	(12,108)	—	—	—	(12,108)
Transaction costs	2	—	—	1,258	1,260
Non-cash compensation	—	—	—	5,643	5,643
Other	(235)	406	—	(580)	(409)
Adjusted EBITDA (1)	$73,916	$58,305	$44,299	$(4,514)	$172,006
Adjusted EBITDA Margin (1)	22.4%	28.9%	47.1%		27.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$78,016	$73,448	$51,652	$(178,390)	$24,726
Interest expense (income)	1,905	2,237	(7,395)	91,676	88,423
Income tax expense (benefit)	1,478	144	—	32,650	34,272
Depreciation, depletion and amortization	69,751	58,851	30,830	2,985	162,417
EBITDA	$151,150	$134,680	$75,087	$(51,079)	$309,838
Accretion	405	868	450	—	1,723
Loss on debt financings	—	—	—	14,565	14,565
Transaction costs	12	—	—	1,437	1,449
Non-cash compensation	—	—	—	15,424	15,424
Other (2)	(513)	(1,069)	—	(1,046)	(2,628)
Adjusted EBITDA	$151,054	$134,479	$75,537	$(20,699)	$340,371
Adjusted EBITDA Margin (1)	19.5%	25.3%	34.2%		22.3%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Nine months ended September 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$97,625	$42,128	$61,687	$(146,483)	$54,957
Interest expense (income)	4,114	2,397	(4,794)	84,899	86,616
Income tax expense	616	5	—	15,628	16,249
Depreciation, depletion and amortization	67,597	54,272	25,651	1,919	149,439
EBITDA	$169,952	$98,802	$82,544	$(44,037)	$307,261
Accretion	432	710	82	—	1,224
Loss on debt financings	—	—	—	149	149
Gain on sale of business	(12,108)	—	—	—	(12,108)
Transaction costs	(4)	—	—	3,821	3,817
Non-cash compensation	—	—	—	19,833	19,833
Other (2)	(6,956)	985	—	(1,345)	(7,316)
Adjusted EBITDA	$151,316	$100,497	$82,626	$(21,579)	$312,860
Adjusted EBITDA Margin (1)	19.1%	21.9%	38.7%		21.4%

_______________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2) In the nine months ended September 28, 2019, we negotiated a $2.0 million reduction in the amount of a contingent liability from one of our acquisitions. In the nine months ended September 29, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded in the respective period as other income.

The table below reconciles our net income per share attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three and nine months ended September 28, 2019 and September 29, 2018. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Nine months ended
	September 28, 2019		September 29, 2018		September 28, 2019		September 29, 2018
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income attributable to Summit Materials, Inc.	$55,757	$0.48	$71,289	$0.62	$23,395	$0.20	$53,069	$0.46
Adjustments:
Net income attributable to noncontrolling interest	2,480	0.02	2,703	0.03	1,331	0.01	1,888	0.02
Adjustment to acquisition deferred liability	—	—	—	—	(2,000)	(0.02)	(6,947)	(0.06)
Gain on sale of business	—	—	(12,108)	(0.11)	—	—	(12,108)	(0.11)
Loss on debt financings	—	—	—	—	14,565	0.13	149	—
Adjusted diluted net income	$58,237	$0.50	$61,884	$0.54	$37,291	$0.32	$36,051	$0.31
Weighted-average shares:
Basic Class A common stock	112,179,137		111,641,344		112,020,275		111,288,211
LP Units outstanding	3,368,058		3,448,343		3,404,231		3,538,385
Total equity units	115,547,195		115,089,687		115,424,506		114,826,596

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and nine months ended September 28, 2019 and September 29, 2018.

	Three months ended		Nine months ended
	September 28,	September 29,	September 28,	September 29,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2019	2018	2019	2018
($ in thousands)
Operating income	$130,881	$108,167	$153,632	$133,921
General and administrative expenses	62,344	59,457	190,915	190,975
Depreciation, depletion, amortization and accretion	55,127	53,974	164,140	150,663
Transaction costs	751	1,260	1,449	3,817
Adjusted Cash Gross Profit (exclusive of items shown separately)	$249,103	$222,858	$510,136	$479,376
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	37.4%	35.7%	33.5%	32.7%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three and nine months ended September 28, 2019 and September 29, 2018.

	Three months ended		Nine months ended
	September 28,	September 29,	September 28,	September 29,
($ in thousands)	2019	2018	2019	2018
Net income	$58,237	$73,992	$24,726	$54,957
Non-cash items	100,538	60,379	208,368	158,851
Net income adjusted for non-cash items	158,775	134,371	233,094	213,808
Change in working capital accounts	(10,880)	(30,096)	(69,251)	(143,251)
Net cash provided by operating activities	147,895	104,275	163,843	70,557
Capital expenditures, net of asset sales	(29,163)	(47,779)	(126,727)	(165,326)
Free cash flow	$118,732	$56,496	$37,116	$(94,769)

Contact:

Karli Anderson
Vice President, Investor Relations
karli.anderson@summit-materials.com
303-515-5152